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April 30, 2007	BOSTON
WASHINGTON, DC
LAS VEGAS
ATLANTA
Nitches, Inc.	MIAMI
10280 Camino Santa Fe	PITTSBURGH
San Diego, CA 92121	NEWARK
WILMINGTON
PRINCETON

     Re: Registration Statement on Form S-3.

Ladies and Gentlemen:

     We have acted as counsel to Nitches, Inc., a California corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 (the “Registration Statement”) of the Company relating to the registration of 406,137 shares (the “Shares”) of Company’s common stock, no par value.

     As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company’s articles of incorporation and bylaws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that the Shares are duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference of our name in the prospectus under the name “Legal Matters.”

Sincerely,

/s/ DUANE MORRIS LLP

DUANE MORRIS LLP
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